Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for the Three and Nine Months

Ended September 30, 2012 and Revises Full Year 2012 Guidance

CONCORD, NC (October 31, 2012) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported third quarter 2012 total revenues of $142.3 million and income from continuing operations of $11.0 million or $0.27 per diluted share. Nine month 2012 total revenues were $408.1 million and income from continuing operations was $37.9 million or $0.91 per diluted share. Also, SMI revised its full year 2012 guidance for income from continuing operations to $0.75 to $0.95 per diluted share.

Third quarter and year-to-date 2012 results were impacted by, among other factors, the following:

•	Kentucky Speedway held one NASCAR Sprint Cup, one NASCAR Nationwide and one NASCAR Camping World Truck Series racing event in the second quarter 2012 that were held in the third quarter 2011

•

Kentucky Speedway held one NASCAR Nationwide Series racing event in the third quarter 2012 that was not held in 2011, and one NASCAR Camping World Truck Series racing event in the third quarter 2012 that was held in the fourth quarter 2011

•	Las Vegas Motor Speedway held one NASCAR Camping World Truck Series racing event in the third quarter 2012 that was held in the fourth quarter 2011

•	New Hampshire Motor Speedway held one NASCAR Camping World Truck Series and one IndyCar Series racing event in the third quarter 2011 that were not held in 2012

•	Ongoing effects of challenging economic conditions, including high unemployment and consumer costs

Revenues continue to be negatively impacted by declines in consumer and corporate spending due to weak economic conditions, including high unemployment and fuel, health-care and other consumer costs. In 2012, similar to 2011, the Company maintained reduced ticket and other prices for its fans and corporate customers to help counter these tough economic times and mitigate near-term demand weakness.

Third Quarter Comparison

•	Total revenues were $142.3 million in 2012 compared to $177.0 million in 2011

•	Income from continuing operations was $11.0 million or $0.27 per diluted share in 2012 compared to $23.9 million or $0.58 per diluted share in 2011

•	After tax losses from discontinued operations were $78,000 or $0.00 per diluted share in 2012 compared to $158,000 or $0.01 per diluted share in 2011

•	Net income was $11.0 million or $0.26 per diluted share in 2012 compared to $23.7 million or $0.57 per diluted share in 2011

Year-to-Date Comparison

•	Total revenues were $408.1 million in 2012 compared to $416.7 million in 2011

•	2011 goodwill impairment charge was $48.6 million or $1.17 per diluted share (with no tax benefit)

•	2011 after tax loss on early debt redemption and refinancing was $4.5 million or $0.11 per diluted share

•	Income from continuing operations was $37.9 million or $0.91 per diluted share in 2012 compared to a loss from continuing operations of $5.4 million or $0.13 per diluted share in 2011

•	After tax losses from discontinued operations were $117,000 or $0.00 per diluted share in 2012 compared to $611,000 or $0.02 per diluted share in 2011

•	Net income was $37.8 million or $0.91 per diluted share in 2012 compared to a net loss of $6.0 million or $0.15 per diluted share in 2011

•	Non-GAAP adjusted income from continuing operations was $37.9 million or $0.91 per diluted share in 2012 compared to $47.6 million or $1.15 per diluted share in 2011

Non-GAAP Financial Information and Reconciliation

Income from continuing operations, and diluted earnings per share from continuing operations, as adjusted, set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s results of continuing operations separate from discontinued operations and certain 2011 charges. In 2011, the Company reflected a second quarter non-cash charge for goodwill impairment related to New Hampshire Motor Speedway with no tax benefit, and a first quarter charge related to its debt redemption and refinancing transactions with tax benefits of $2.9 million.

Management uses the non-GAAP information to assess the Company’s continuing operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, diluted earnings or loss per share, or income or loss and diluted earnings or loss per share from continuing operations, determined in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	September 30:		September 30:
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Consolidated net income (loss) using GAAP	$10,967	$23,745	$37,771	$(6,046)
Loss from discontinued operation	78	158	117	611

Consolidated income (loss) from continuing operations	11,045	23,903	37,888	(5,435)
Impairment of goodwill	—	—	—	48,609
Loss on early debt redemption and refinancing	—	—	—	4,471

Non-GAAP consolidated income from continuing operations	$11,045	$23,903	$37,888	$47,645

Consolidated diluted earnings (loss) per share using GAAP	$0.26	$0.57	$0.91	$(0.15)
Loss from discontinued operation	0.00	0.01	0.00	0.02

Consolidated diluted earnings (loss) per share from continuing operations	0.27	0.58	0.91	(0.13)
Impairment of goodwill	—	—	—	1.17
Loss on early debt redemption and refinancing	—	—	—	0.11

Non-GAAP diluted earnings per share from continuing operations	$0.27	$0.58	$0.91	$1.15

Note: Certain individual quarterly per share amounts are not additive due to rounding.

Significant 2012 Third Quarter Racing Events

•	Atlanta Motor Speedway – Labor Day weekend NASCAR AdvoCare 500 Sprint Cup, NRA American Warrior 300 Nationwide and Jeff Foxworthy’s Grit Chips 200 Camping World Truck Series racing events

•	Bristol Motor Speedway – NASCAR IRWIN Tools Night Race Sprint Cup, Food City 250 Nationwide and UNOH 200 Camping World Truck Series racing events

•	zMAX Dragway at Charlotte Motor Speedway – O’Reilly Auto Parts NHRA Nationals presented by Super Start Batteries racing event

•	Speedway Sonoma – NHRA Sonoma Nationals and GoPro Indy Grand Prix of Sonoma IndyCar Series racing events

•	Kentucky Speedway – NASCAR Kentucky 300 Nationwide and Kentucky 201 Camping World Truck Series racing events

•	Las Vegas Motor Speedway – NASCAR Smith’s 350 Camping World Truck Series racing event

•	New Hampshire Motor Speedway – NASCAR LENOX Industrial Tools 301 Sprint Cup, SYLVANIA 300 Sprint Cup, and F.W. Webb 200 Nationwide Series racing events

2012 Earnings Guidance Revised

The Company revised its previous full year 2012 guidance for income from continuing operations to $0.75-$0.95 per diluted share. The wide range of earnings guidance reflects the continuing negative impact of uncertain economic conditions. The guidance also reflects expiration of Infineon Raceway’s naming rights agreement and reduced NASCAR ancillary rights revenues. High unemployment and consumer costs, among other factors, continue to significantly impact our results.

Dividends and Stock Repurchase Program

During the nine months ended September 30, 2012, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $18.7 million. On October 18, 2012, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million payable on December 10, 2012 to shareholders of record as of November 16, 2012. These quarterly dividends represent a 50% increase over comparable quarterly amounts declared last year. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the nine months ended September 30, 2012, the Company repurchased 94,000 shares of common stock for approximately $1.5 million under its previously announced stock repurchase program. As of September 30, 2012, the Company has repurchased 3,726,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase under the program as currently authorized is 274,000.

Comments

“Our results continue to be challenged by the ongoing tough economic conditions, particularly high unemployment and consumer costs,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “Certain attendance and other event related revenue trends appear to be stabilizing, while some markets are taking longer to recover than initially anticipated. Looking forward to 2013 and beyond, most of our NASCAR Sprint Cup and Nationwide Series event sponsorships for 2013, and many for racing seasons beyond 2013, are already sold as well as other multi-year contracted revenue streams. Corporate interest for track rentals, driving schools and other promotional activities at our premier facilities is increasing, and our efforts to grow revenues are intensifying. Those factors, along with continued debt reduction and constrained capital spending, are strengthening SMI’s financial condition and long-term cash flow.

“Speedway Motorsports is pleased to see NASCAR taking significant new short-term and long-term steps to improve on-track competition and further boost the appeal of NASCAR racing. SMI is committed more than ever to providing unrivaled entertainment value to our current loyal fans along with the next generation of fans. We are seeing a broadening demographic of fans, including families, take interest in our events through innovative entertainment before and after our races, contemporary interactive digital entertainment, shorter travel times and working with local and regional lodging proprietors to lower prices. In 2013, NASCAR is introducing Sprint Cup cars that resemble manufactured cars to restore brand identity to “stock car” racing and a new Sprint Cup Series qualifying format that places a greater emphasis on speed and increased competition, and is continuing to expand long-term marketing initiatives for largely untapped demographics.”

O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “We are extremely excited about NASCAR’s recent announcement of the new eight-year, multi-platform broadcasting and digital rights agreement with FOX Sports Media Group for 13 NASCAR Sprint Cup Series races and the entire Camping World Truck Series beginning in 2015. This stronger contract bodes well for NASCAR’s remaining negotiations for the second-half of our sport’s season, and reflects the increasing value of our premium media content. We also are excited about NASCAR and FOX Deportes’, the No. 1 U.S. Latino Sports network, teaming up to provide our sport’s most expansive Spanish-language broadcast offering ever with coverage of 15 NASCAR Sprint Cup Series races starting in 2013. This new and expanded market exposure to the younger and widening demographics provides tremendous long-term marketing opportunities for our advertisers and other customers.

“We were pleased our Bristol Motor Speedway track changes had the desired effect of improving racing competition, bringing back the excitement our fans rightfully expect. Our industry-leading innovation and investment in modern facilities over the past several years is allowing us to constrain capital spending during these tough times. We strongly believe our growing financial strength, the new broadcasting agreements, NASCAR’s long-term competition and marketing initiatives, along with our initiatives to grow sales and profitability, are positioning SMI for long-term growth when the economy improves.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Speedway Sonoma and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to design, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, the success of our Motorsports Authentics merchandising joint venture, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 888-735-0476 (US / Canada / toll-free) or 706-758-1524 (international / local). The reference number is 53393970. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 12:00 PM (ET) October 31st through 11:59 PM (ET) November 14th. The reference number is 53393970. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Nine Months Ended September 30, 2012 and 2011

(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
STATEMENT OF OPERATIONS DATA	9/30/2012	9/30/2011	9/30/2012	9/30/2011

Revenues:
Admissions	$36,178	$51,667	$97,665	$107,525
Event related revenue	40,325	50,285	120,694	128,814
NASCAR broadcasting revenue	58,675	68,733	166,148	159,560
Other operating revenue	7,078	6,269	23,574	20,809

Total Revenues	142,256	176,954	408,081	416,708

Expenses and Other:
Direct expense of events	35,087	40,018	84,608	84,518
NASCAR purse and sanction fees	38,118	44,448	104,064	100,425
Other direct operating expense	4,653	5,029	14,790	16,072
General and administrative	23,840	23,328	70,172	67,867
Depreciation and amortization	14,239	13,922	42,248	40,495
Interest expense, net	10,331	10,172	31,007	31,533
Impairment of goodwill	—	—	—	48,609
Loss on early debt redemption and refinancing	—	—	—	7,456
Other (income) expense, net	(59)	131	(154)	99

Total Expenses and Other	126,209	137,048	346,735	397,074

Income from Continuing Operations Before Income Taxes	16,047	39,906	61,346	19,634
Income Tax Provision	(5,002)	(16,003)	(23,458)	(25,069)

Income (Loss) from Continuing Operations	11,045	23,903	37,888	(5,435)
Loss from Discontinued Operation, Net of Taxes	(78)	(158)	(117)	(611)

Net Income (Loss)	$10,967	$23,745	$37,771	($6,046)

Basic Income (Loss) Per Share:
Continuing Operations	$0.27	$0.58	$0.91	($0.13)
Discontinued Operation	(0.00)	(0.01)	(0.00)	(0.02)

Net Income (Loss)	$0.26	$0.57	$0.91	($0.15)

Weighted average shares outstanding	41,420	41,497	41,438	41,548

Diluted Income (Loss) Per Share:
Continuing Operations	$0.27	$0.58	$0.91	($0.13)
Discontinued Operation	(0.00)	(0.01)	(0.00)	(0.02)

Net Income (Loss)	$0.26	$0.57	$0.91	($0.15)

Weighted average shares outstanding	41,421	41,497	41,444	41,548
Note: Individual quarterly per share amounts may not be additive due to rounding.
Major NASCAR-sanctioned Events Held During Period	8	9	20	19

Certain Race Schedule Changes:

•   Kentucky Speedway held one NASCAR Sprint Cup, one NASCAR Nationwide and one NASCAR Camping World Truck Series racing event in the second quarter 2012 that were held in the third quarter 2011

•   Kentucky Speedway held one NASCAR Nationwide Series racing event in the third quarter 2012 that was not held in 2011, and one NASCAR Camping World Truck Series racing event in the third quarter 2012 that was held in the fourth quarter 2011

•   Las Vegas Motor Speedway held one NASCAR Camping World Truck Series racing event in the third quarter 2012 that was held in the fourth quarter 2011

•   New Hampshire Motor Speedway held one NASCAR Camping World Truck Series and one IndyCar Series racing event in the third quarter 2011 that were not held in 2012

BALANCE SHEET DATA			9/30/2012	12/31/2011

Cash and cash equivalents			$96,096	$87,368
Total current assets			167,233	157,895
Property and equipment, net			1,160,347	1,177,154
Goodwill and other intangible assets, net			533,689	533,677
Total assets			1,894,796	1,904,643

Deferred race event and other income, net			52,706	62,658
Total current liabilities			126,892	121,643
Credit facility revolving and term loan borrowings			100,000	145,000
Total long-term debt			526,598	572,557
Total liabilities			1,034,969	1,063,463
Total stockholders’ equity			859,827	841,180